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                                   EXHIBIT 21

                         Subsidiaries of the Registrant

AeroGo, Inc.
Incorporated in Washington state

Evergreen Weigh, Inc.
Incorporated in Washington state

IDEAutomation International, Inc.
Incorporated in the U.S. Virgin Islands

AeroGo Export, Inc. I
Incorporated in the U.S. territory of Guam

AeroGo Export Inc. II
Incorporated in the U.S. territory of Guam

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